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                                                                     EXHIBIT 4.1



                               ANGEION CORPORATION
                         1994 NON-EMPLOYEE DIRECTOR PLAN

1.       PURPOSE OF PLAN.

         The purpose of the Angeion Corporation 1994 Non-Employee Director Plan (the "Plan") is to advance the interests of Angeion Corporation (the "Company") and its shareholders by enabling the Company to attract and retain the services of experienced and knowledgeable non-employee directors and to increase the proprietary interests of such non-employee directors in the Company's long-term success and progress and their identification with the interests of the Company's shareholders.

2.       DEFINITIONS.

         The following terms will have the meanings set forth below, unless the context clearly otherwise requires:

         2.1 "Adjustment Ratio" means a fraction, (i) the numerator of which is the number of days between the date of grant of the Pro-Rata Option and Pro-Rata Stock Award and the beginning of the fiscal year of the Company that first follows such date of grant, and (ii) the denominator of which is 365.

         2.2 "Board" means the Board of Directors of the Company.

         2.3 "Code" means the Internal Revenue Code of 1986, as amended.

         2.4 "Committee" means the group of individuals administering the Plan, as provided in Section 3 of the Plan.

         2.5 "Common Stock" means the common stock of the Company, par value $0.01 per share, or the number and kind of shares of stock or other securities into which such Common Stock may be changed in accordance with Section 4.3 of the Plan.

         2.6 "Disability" means the disability of an Eligible Director such as would entitle the Eligible Director to receive disability income benefits pursuant to the long-term disability plan of the Company then covering the Eligible Director or, if no such plan exists or is applicable to the Eligible Director, the permanent and total disability of the Eligible Director within the meaning of Section 22(e)(3) of the Code.



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         2.7 "Eligible Directors" means all directors of the Company who are not employees of the Company or any subsidiary of the Company.

         2.8 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         2.9 "Fair Market Value" means, with respect to the Common Stock, as of any date, the average of the reported high and low sales prices of the Common Stock as reported by the Nasdaq National Market. for the twenty trading days prior to the date in question.

         2.10 "Full Option" means a right to purchase 3,000 shares of Common Stock (subject to adjustment as provided in Section 4.3 of the Plan) that is granted to an Eligible Director pursuant to Section 5 of the Plan, which option will not qualify as an "incentive stock option" within the meaning of Section 422 of the Code.

         2.11 "Full Stock Award" means shares of Common Stock granted to an Eligible Director pursuant to Section 5 of the Plan in an amount (rounded to the nearest whole share) equal to $24,000 divided by the Fair Market Value of one share of Common Stock on the date of grant.

         2.12 "Incentive Awards" means Options and Stock Awards.

         2.13 "Options" means Full Options and Pro-Rata Options.

         2.14 "Pro-Rata Option" means a right to purchase the number of shares of Common Stock (rounded to the nearest whole share) determined by multiplying the number of shares subject to a Full Option by the Adjustment Ratio, which option will not qualify as an "incentive stock option" within the meaning of
Section 422 of the Code.

         2.15 "Pro-Rata Stock Award" means shares of Common Stock granted to an Eligible Director in an amount (rounded to the nearest whole share) equal to the number of shares subject to a Full Stock Award multiplied by the Adjustment Ratio.

         2.16 "Retirement" means termination of employment or service pursuant to and in accordance with the regular (or, if approved by the Board for purposes of the Plan, early) retirement/pension plan or practice of the Company or any subsidiary of the Company then covering the Participant.

         2.17 "Securities Act" means the Securities Act of 1933, as amended.

         2.18 "Stock Awards" means Full Stock Awards and Pro-Rata Stock Awards.

3.       PLAN ADMINISTRATION.

         The Plan will be administered by a committee (the "Committee") consisting solely of two or more members of the Board. All questions of interpretation of the Plan will be determined by


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the Committee, each determination, interpretation or other action made or taken by the Committee pursuant to the provisions of the Plan will be conclusive and binding for all purposes and on all persons, and no member of the Committee will be liable for any action or determination made in good faith with respect to the Plan or any Incentive Award granted under the Plan. The Committee, however, will have no power to determine the eligibility for participation in the Plan, the number of shares of Common Stock to be subject to Incentive Awards, or the timing, pricing or other terms and conditions of Incentive Awards.

4.       SHARES AVAILABLE FOR ISSUANCE.

         4.1 MAXIMUM NUMBER OF SHARES AVAILABLE. Subject to adjustment as provided in Section 4.3 of the Plan, the maximum number of shares of Common Stock that will be available for issuance under the Plan will be 250,000 shares. The shares available for issuance under the Plan shall be authorized but unissued shares.

         4.2 ACCOUNTING FOR INCENTIVE AWARDS. Shares of Common Stock that are issued under the Plan or that are subject to outstanding Incentive Awards will be applied to reduce the maximum number of shares of Common Stock remaining available for issuance under the Plan. Any shares of Common Stock that are subject to an Option that lapses, expires, or for any reason is terminated unexercised will automatically again become available for issuance under the Plan.

         4.3 ADJUSTMENTS TO SHARES AND INCENTIVE AWARDS. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off) or any other change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) will make appropriate adjustment (which determination will be conclusive) as to the number and kind of securities available for issuance under the Plan and, in order to prevent dilution or enlargement of the rights of Eligible Directors, the number, kind and, where applicable, exercise price of securities subject to outstanding Incentive Awards.

5.       INCENTIVE AWARDS.

         5.1 GRANT. Each Eligible Director who is elected or re-elected at an annual meeting of shareholders of the Company, and each Eligible Director, if any, whose class is not up for re-election at such annual meeting of shareholders and who therefore continues to serve as an Eligible Director following such annual meeting of shareholders, will be granted, effective as of the date of each such annual meeting of shareholders of the Company, a Full Option and a Full Stock Award; provided, however, in the event that by May 31 of any year, the annual shareholders meeting has not been scheduled, then the Full Option and the Full Stock Award shall be granted to the directors as of May 31 of such year. In the event that Eligible Directors are elected or appointed to the Board of Directors to fill new directorships or to fill vacancies during the period following an annual meeting of shareholders but prior to the beginning of the


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next succeeding fiscal year, such Eligible Directors will be granted, effective as of the date of such election or appointment, a Pro-Rata Option and a Pro-Rata Stock Award.

         5.2 EXERCISE PRICE OF OPTIONS. The per share price to be paid by an Eligible Director upon exercise of an Option will be 100% of the Fair Market Value of one share of Common Stock on the date of grant. The total purchase price of the shares to be purchased upon exercise of an Option will be paid entirely in cash (including check, bank draft or money order).

         5.3 EXERCISABILITY AND DURATION OF OPTIONS. Each Option will become exercisable in full six months following its date of grant and will expire and will no longer be exercisable 10 years from its date of grant.

         5.4 MANNER OF EXERCISE OF OPTIONS. An Option may be exercised by an Eligible Director in whole or in part from time to time, subject to the conditions contained in the Plan and in the agreement evidencing such Option, by delivery in person, by facsimile or electronic transmission or through the mail of written notice of exercise to the Company at its principal executive office in Plymouth, Minnesota and by paying in full the total exercise price for the shares of Common Stock to be purchased in accordance with Section 5.2 of the Plan.

6.       EFFECT OF TERMINATION OF SERVICE AS DIRECTOR.

         6.1 TERMINATION DUE TO DEATH, DISABILITY OR RETIREMENT. In the event an Eligible Director's service as a director of the Company is terminated by reason of death, Disability or Retirement, all outstanding Options then held by the Eligible Director will become immediately exercisable in full and will remain exercisable for a period of one year after such death, Disability or Retirement (but in no event after the expiration date of any such Options).

         6.2 TERMINATION FOR REASONS OTHER THAN DEATH, DISABILITY OR RETIREMENT. In the event an Eligible Director's service as a director of the Company is terminated for any reason other than death, Disability or Retirement, all outstanding Options then held by the Eligible Director will remain exercisable to the extent exercisable as of such termination for a period of three months after such termination (but in no event after the expiration date of any such Options).

         6.3 DATE OF TERMINATION. An Eligible Director's service as a director of the Company will, for purposes of the Plan, be deemed to have terminated on the date recorded on the personnel or other records of the Company, as determined by the Committee based upon such records.

7.       RIGHTS OF ELIGIBLE DIRECTORS; TRANSFERABILITY OF INTERESTS.

         7.1 SERVICE AS A DIRECTOR. Nothing in the Plan will interfere with or limit in any way the right of the Company to terminate any Eligible Director at any time, and neither the Plan, nor the granting of an Incentive Award nor any other action taken pursuant to the Plan, will constitute or


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be evidence of any agreement or understanding, express or implied, that the
Company will retain an Eligible Director for any period of time or at any particular rate of compensation.

         7.2 RIGHTS AS A SHAREHOLDER. An Eligible Director will have no rights as a shareholder unless and until a Stock Award is issued or an Option is exercised and the Eligible Director becomes the holder of record of such shares. Except as otherwise provided in the Plan, no adjustment will be made for dividends or distributions with respect to Incentive Awards as to which there is a record date preceding the date the Eligible Director becomes the holder of record of such shares.

         7.3 RESTRICTIONS ON TRANSFER OF INTERESTS. Except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted by the Plan, no right or interest of any Eligible Director in an Option prior to the exercise of such Option will be assignable or transferable, or subjected to any lien, during the lifetime of the Eligible Director, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise. An Eligible Director will, however, be entitled to designate a beneficiary to receive an Option upon such Eligible Director's death, and in the event of an Eligible Director's death, payment of any amounts due under the Plan will be made to, and exercise of any Options (to the extent permitted pursuant to Section 6 of the Plan) may be made by, the Eligible Director's legal representatives, heirs and legatees.

         7.4 NON-EXCLUSIVITY OF THE PLAN. Nothing contained in the Plan is intended to modify or rescind any previously approved compensation plans or programs of the Company or create any limitations on the power or authority of the Board to adopt such additional or other compensation arrangements as the Board may deem necessary or desirable.

8.       SECURITIES LAW AND OTHER RESTRICTIONS.

         Notwithstanding any other provision of the Plan or any agreements entered into pursuant to the Plan, the Company will not be required to issue any shares of Common Stock under this Plan, and an Eligible Director may not sell, assign, transfer or otherwise dispose of shares of Common Stock issued in connection with an Incentive Award granted under the Plan, unless (a) there is in effect with respect to such shares a registration statement under the Securities Act and any applicable state securities laws or an exemption from such registration under the Securities Act and applicable state securities laws, and (b) there has been obtained any other consent, approval or permit from any other regulatory body which the Committee, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing shares of Common Stock, as may be deemed necessary or advisable by the Company in order to comply with such securities law or other restrictions.

9.       PLAN AMENDMENT, MODIFICATION AND TERMINATION.


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         The Board may suspend or terminate the Plan or any portion thereof at any time, and may amend the Plan from time to time in such respects as the Board may deem advisable in order that Incentive Awards granted under the Plan will conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that (a) no amendments to the Plan will be effective without approval of the shareholders of the Company if shareholder approval of the amendment is then required pursuant to Rule 16b-3 under the Exchange Act or the rules of the National Association of Securities Dealers, Inc., and (b) to the extent prohibited by Rule 16b-3 of the Exchange Act, the Plan may not be amended more than once every six months. No termination, suspension or amendment of the Plan may adversely affect any outstanding Incentive Award without the consent of the affected Eligible Director; provided, however, that this sentence will not impair the right of the Committee to take whatever action it deems appropriate under Section 4.3 of the Plan.

10.      EFFECTIVE DATE AND DURATION OF THE PLAN.

         The Plan, as amended, is effective as of October 1, 1999, the date it was adopted by the Board. The Plan will terminate at midnight on October 7, 2004, but may be terminated prior thereto by Board action. No Incentive Awards may be granted after such termination, but Options outstanding upon termination of the Plan may continue to be exercised in accordance with their terms.

11.      MISCELLANEOUS.

         11.1 GOVERNING LAW. The validity, construction, interpretation, administration and effect of the Plan and any rules, regulations and actions relating to the Plan will be governed by and construed exclusively in accordance with the laws of the State of Minnesota, notwithstanding any conflicts of law principles.

         11.2 SUCCESSORS AND ASSIGNS. The Plan will be binding upon and inure to the benefit of the successors and permitted assigns of the Company and the Eligible Directors.


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